UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 30, 2010

OPTICAL CABLE CORPORATION

(Exact name of registrant as specified in its charter)

Virginia	000-27022	54-1237042
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

5290 Concourse Drive Roanoke, VA	24019
(Address of principal executive offices)	(Zip Code)

(540) 265-0690

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

Item 1.02 Termination of a Material Definitive Agreement

Item 9.01 Financial Statements and Exhibits

Signatures

Exhibits

Item 1.01	Entry into a Material Definitive Agreement

On April 30, 2010, Optical Cable Corporation (the “Company”) and SunTrust Bank (the “Bank”) entered into a revolving credit facility consisting of a Commercial Note and Agreement to Commercial Note under which the Bank will provide the Company for approximately 2 years with a revolving line of credit for the working capital needs of the Company (the “Commercial Loan”). The Commercial Loan provides a $6,000,000 working capital line of credit and replaces the Company’s $3,000,000 working capital line of credit with Valley Bank (the “Amended Revolving Loan”).

The Commercial Loan provides the Company the ability to borrow an aggregate principal amount at any one time outstanding not to exceed the lesser of (i) $6,000,000, or (ii) the sum of 85% of certain receivables aged 90 days or less plus 35% of the lesser of $1,000,000 or certain foreign receivables plus 25% of certain raw materials inventory (the “Revolving Loan Limit”). Within the Revolving Loan Limit, the Company may borrow, repay, and reborrow, at any time or from time to time until May 31, 2012 (the “Revolving Loan Termination Date”).

Advances under the Commercial Loan accrue at the greater of LIBOR plus 2%, or 3.0%. Accrued interest on the outstanding principal balance shall be paid on the first day of each month beginning June 1, 2010, with all then outstanding principal, interest, fees and costs due at the Commercial Loan Termination Date.

Additionally, on April 30, 2010, the Company entered into a Second Loan Modification Agreement with Valley Bank whereby upon satisfaction and termination of the Amended Revolving Loan, Valley Bank consented to the release of certain collateral used to secure the Amended Revolving Loan, including but not limited to the Company’s accounts, deposit accounts, inventory, and general intangibles and permitted the existence of the Commercial Loan. The Commercial Loan creates a first priority lien upon and is secured by all accounts, deposit accounts, inventory, general intangibles, instruments, investment property, letter of credit rights, commercial tort claims, documents, and chattel paper, and with respect to all of the foregoing, without limitation, all goods represented thereby, all accessions thereto, and all goods that may be substituted therefore, reclaimed or repossessed from or returned by account debtors and all proceeds, products, rents and profits thereof, now owned or hereinafter acquired and proceeds thereof.

As previously disclosed, the Company entered into the following other loans with Valley Bank on May 30, 2008: a $2,240,000 term loan to finance the acquisition of certain North Carolina real property in connection with the acquisition of Superior Modular Products Incorporated (the “North Carolina Real Estate Loan”); a $6,500,000 term loan to refinance an existing loan secured by certain Virginia real property (the “Virginia Real Estate Loan”); and a $2,260,000 term loan to assist with financing of capital expenditures by the Company (the “Capital Acquisitions Term Loan”). The North Carolina Real Estate Loan and the Virginia Real Estate Loan continue to be in place with Valley Bank and are amortizing according to the original agreements, as amended by the Second Loan Modification Agreement. The Capital Acquisitions Term Loan was fully funded at the request of the Company on October 6, 2008 and was repaid in full in October 2009.

Item 1.02	Termination of a Material Definitive Agreement

On April 30, 2010 and concurrent with the effective date and time of the Commercial Loan with SunTrust Bank, the Company terminated its existing revolving loan with Valley Bank (the “Amended Revolving Loan”). The Amended Revolving Loan, as amended, provided the Company the ability to borrow an aggregate principal amount at any one time outstanding not to exceed the lesser of (i) $3,000,000, or (ii) the sum of (x) 85 percent of certain receivables plus (y) 35 percent of certain uninsured foreign receivables (or 100 percent of insured foreign receivables, without duplication and at the Bank’s discretion) up to a maximum amount of $1,500,000 at any one time plus (z) 25 percent of certain inventory (the “Amended Revolving Loan Limit”). Within the Amended Revolving Loan Limit, the Company could borrow, repay, and reborrow, at any time or from time to time until May 31, 2010.

Advances under the Amended Revolving Loan accrued at LIBOR plus 190 basis points; provided however, that at any time that the average quarterly deposit balance of the Company was less than $500,000, interest accrued at LIBOR plus 215 basis points. Repayment was to be made as follows: accrued interest on the outstanding principal balance would be paid on the first day of each month commencing on July 1, 2008, with all then outstanding principal, interest, fees and costs due at the termination of the Amended Revolving Loan.

The Amended Revolving Loan was terminated because a participating bank with Valley Bank in making the Amended Revolving Loan decided to no longer participate. As a result, once the Commercial Loan was obtained, the Amended Revolving Loan was terminated prior to the expiration date. There are no early penalties payable as a result of the early termination of the Amended Revolving Loan.

The Press Release describing the aforementioned financing with SunTrust is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits

(c) Exhibits

The following is filed as an Exhibit to this Report.

Exhibit No.	Description of Exhibit
99.1	Press Release dated May 5, 2010 (FILED HEREWITH)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OPTICAL CABLE CORPORATION

By:	/s/ TRACY G. SMITH
Name:	Tracy G. Smith
Title:	Senior Vice President and Chief Financial Officer

Dated: May 5, 2010